Exhibit 3.2

Document Number 20110867393-50
Filing Date and Time 12/08/2011 3:45 PM
Entity Number E0753552005-4
Certificate of Designation
(Pursuant to NRS 78.1955)

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

5.	Name of corporation:
CONSORTEUM HOLDINGS, INC.

6.
By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

5,000,000 shares of Preferred Stock of Consorteum Holdings, Inc., a Nevada corporation (the “Corporation”) are designated as Series A Preferred Stock (“Series A Preferred”) and 15,000,000 shares of the Corporation’s Preferred Stock are designated as Series B Preferred Stock (“Series B Preferred”).

ARTICLE I:  The Series A Preferred shall have the rights, preferences, privileges and restrictions set forth below:

Section A. Dividend Rights.  Holders of Series A Preferred shall not be entitled to any dividend rights.

(See attached pages)

7.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

8.	Signature: (required)

X  /s/ Patrick Shuster
Signature of Officer

Filing Fee: $175.00

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Section B.    Liquidation Rights.  In the event of any Liquidation (as defined below), dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

B.1           Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock or Series B Liquidation Preference (as defined below), the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount (the “Series A Liquidation Preference”) per share of Series A Preferred equal to the product of (i) the original amount paid by the holder thereof (the “Original Issue Price”) for each share of Series A Preferred owned by such holder as of the effective date of such liquidation (the “Liquidation Date”), multiplied by (ii) the number of shares of Series A Preferred owned of record by such holder as of the Liquidation Date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares in the manner set forth herein).

B.2           Thereafter, the Series B Liquidation Preference shall be made out of any of the remaining assets of the Corporation legally available for distribution, if any.

B.3           Thereafter, any remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

B.4           The following events shall be considered a liquidation under this Section B, provided such event has been approved by the holders of a majority of the then outstanding Common Stock voting as a separate class:

        (a)           any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation’s voting power is transferred (an “Acquisition”); or

        (b)           a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

B.5           If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the Liquidation Preference set forth in Section I.B.1 after payment in full of all other outstanding debts, judgments or other obligations of the Corporation as of the Liquidation Date, then such assets shall be distributed among the holders of the Series A Preferred at the time outstanding, on a pro rata basis in proportion to the full amounts to which they would otherwise be respectively entitled if the entire amount due and payable pursuant to Section I.B.1 above were available for distribution at such time.

Section C.    Voting Rights.  On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of Series A Preferred shall be entitled to the number of votes on such matters equal to the number of shares of the Series A Preferred held by such holder multiplied by 200, on the record date for the determination of shareholders entitled to vote on such matter.  If no such record date is established, the date to be used for determination of the shareholders entitled to vote on such matters shall be the date on which notice of the meeting of the shareholder at which the vote is to be taken is marked, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting.  The holders of Series A Preferred shall not vote as a separate class, but shall vote with the holders of the Common Stock.

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Section D.    Conversion Rights.  Each share of Series A Preferred  shall be convertible, at the option of the holder, into one fully paid and non-assessable share of Common Stock, provided, however, that such conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Corporation or the holder, or any provision of the Corporation’s or holder’s, if applicable, amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation and the holder are parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio.” Said Conversion Ratio shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustment appropriate, such as a dividend payable in shares of common stock, combinations of the common stock, a merger or consolidation, or the like.

D.1           Conversion Procedure. The holder shall effect conversions by surrendering the certificate(s) representing the Series A Preferred to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series A Preferred represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate representing the Series A Preferred not converted. Not later than five calendar days after the conversion date, the Corporation will deliver to the holder, (i) a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series A Preferred certificate or certificates is/are delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph, the holder shall be entitled by written notice to the Corporation at any time on or before receipt of such Common Stock certificate(s), to rescind such conversion.

D.2           Adjustments on Stock Splits, Dividends and Distributions.  If the Corporation, at any time while any Series A Preferred is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock, whether payable in shares of its Common Stock or of capital stock of any class, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of any Common Stock shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event.  Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

D.3           Adjustments on Reclassifications, Consolidations and Mergers.  In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series A Preferred then outstanding shall have the right thereafter to convert such Series A Preferred only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Preferred could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled.  The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers, or share exchanges.

D.4           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred.  All shares of Common Stock (including a fraction thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, round the fraction up or down, as the case may be, to the nearest whole share.

Section E.    No Redemption.  The Corporation shall be under no obligation to redeem all or any portion of the Series A Preferred at any time.

ARTICLE II:  The Series B Preferred shall have the rights, preferences, privileges and restrictions set forth as follows:

Section A.    Dividend Rights.  Holders of Series B Preferred shall not be entitled to any dividend rights.

Section B.    Liquidation Rights.  In the event of any Liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

B.1           Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, but only after giving effect to the Series A Liquidation Preference, the holders of the Series B Preferred shall be entitled to be paid out of the assets of the Corporation an amount (the “Series B Liquidation Preference”) per share of Series B Preferred equal to the product of (i) the original amount paid by the holder thereof (the “Original Issue Price”) for each share of Series B Preferred owned by such holder as of the effective date of such liquidation (the “Liquidation Date”), multiplied by (ii) the number of shares of Series B Preferred owned of record by such holder as of the Liquidation Date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares in the manner set forth herein).

B.2           Thereafter, any remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

B.3           The following events shall be considered a liquidation under this Section B, provided such event has been approved by the holders of a majority of the then outstanding Common Stock voting as a separate class:

        (a)           an Acquisition; or

        (b)           an Asset Transfer.

B.4           If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred of the Liquidation Preference set forth in Section II.B.1 after payment in full of the Series A Liquidation Preference and all other outstanding debts, judgments or other obligations of the Corporation as of the Liquidation Date, then such assets shall be distributed among the holders of the Series B Preferred at the time outstanding, on a pro rata basis in proportion to the full amounts to which they would otherwise be respectively entitled if the entire amount due and payable pursuant to Section II.B.1 above were available for distribution at such time.

Section C.    Voting Rights.  On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of Series B Preferred shall be entitled to the number of votes on such matters equal to the number of shares of the Series B Preferred held by such holder on the record date for the determination of shareholders entitled to vote on such matter.  If no such record date is established, the date to be used for determination of the shareholders entitled to vote on such matters shall be the date on which notice of the meeting of the shareholder at which the vote is to be taken is marked, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting.  The holders of Series B Preferred shall not vote as a separate class, but shall vote with the holders of the Common Stock.

Section D.    Conversion Rights.  Each share of Series B Preferred  shall be convertible, at the option of the holder, into one fully paid and non-assessable share of Common Stock, provided, however, that such conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Corporation or the holder, or any provision of the Corporation’s or holder’s, if applicable, amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation and the holder are parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio.” Said Conversion Ratio shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustment appropriate, such as a dividend payable in shares of common stock, combinations of the common stock, a merger or consolidation, or the like.

D.1           Conversion Procedure. The holder shall effect conversions by surrendering the certificate(s) representing the Series B Preferred to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series B Preferred represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate representing the Series B Preferred not converted. Not later than five calendar days after the conversion date, the Corporation will deliver to the holder, (i) a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series B Preferred certificate or certificates is/are delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph, the holder shall be entitled by written notice to the Corporation at any time on or before receipt of such Common Stock certificate(s), to rescind such conversion.

D.2           Adjustments on Stock Splits, Dividends and Distributions.  If the Corporation, at any time while any Series B Preferred is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock, whether payable in shares of its Common Stock or of capital stock of any class, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of any Common Stock shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event.  Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

D.3           Adjustments on Reclassifications, Consolidations and Mergers.  In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Preferred then outstanding shall have the right thereafter to convert such Series B Preferred only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Preferred could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled.  The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers, or share exchanges.

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D.4           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred.  All shares of Common Stock (including a fraction thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, round the fraction up or down, as the case may be, to the nearest whole share.

Section E.    No Redemption.  The Corporation shall be under no obligation to redeem all or any portion of the Series B Preferred at any time.